ENDORSEMENTS

(Only we can endorse this contract.)

VOTING RIGHTS

We are a mutual life insurance company. Our principal Office is in Newark, New Jersey, and we are incorporated in that State. By law, we have 24 directors. This includes 16 elected by our policyholders (four each year for four year terms), two of our Officers, and six public directors named by New Jersey's Chief Justice.

The election is held on the first Tuesday in April from 10:00 A.M. to 2:00 P.M. in our Office at Prudential Plaza, Newark, N.J. After this contract has been in force for one year, you may vote either in person or by mail. We will send you a ballot if you ask for one. Just write to the Secretary at Prudential Plaza, Newark, New Jersey 07101, at least 60 days before the election date. By law, your request must show your name, address, policy number and date of birth. Only individuals at least 18 years old may vote.

HOME OFFICE LOCATIONS

When we use the term Home Office, we mean any of these Prudential Offices:

CORPORATE OFFICE, NEWARK, N.J. NORTH CENTRAL HOME OFFICE,
MINNEAPOLIS, MINN.

EASTERN HOME OFFICE, SOUTH-CENTRAL HOME OFFICE,
FORT WASHINGTON, PA. JACKSONVILLE, FLA.

The Prudential Insurance Company of America,

By /s/ SPECIMEN
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Secretary

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